Exhibit 99.1

OSG

OSG America L.P.	Press Release

For Immediate Release

OSG AMERICA L.P. REPORTS RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2008

Highlights

▪	Fourth quarter TCE revenues rose 9% to $69.7 million from $63.7 million in the prior quarter
▪	Deteriorating economic conditions and Jones Act market outlook result in goodwill write-down of $62.9 million
▪	Fourth quarter net loss of $53.5 million included noncash goodwill and asset impairment charges totaling $64.7 million
▪	Options to acquire six ATB newbuilds from Overseas Shipholding Group reduced to two resulting from continued delays and cost overruns at the shipyard
▪	Cash distribution declared for the quarter at $0.375 per unit, resulting in $1.50 per unit distribution for 2008. The distribution coverage ratio for 2008 was 119.4%
▪	Stable cash flows forecast in 2009 with 91% and 87% revenue days on term charters in the first quarter and fiscal year 2009, respectively

TAMPA, FL – March 2, 2009 – OSG America L.P. (the Company or the Partnership) (NYSE: OSP), the largest operator of U.S. Flag product carriers and ocean-going barges transporting refined petroleum products, today reported financial results for the fourth quarter and fiscal year ended December 31, 2008.

For the fourth quarter ended December 31, 2008, the Company reported a net loss of $53.5 million, due to noncash charges of $62.9 million for goodwill impairment and $1.8 million for vessel impairment. Time charter equivalent (TCE)1 revenues during the quarter were $69.7 million, up 9% from $63.7 million for the quarter ended September 30, 2008, primarily due to the Overseas Texas City, which entered the fleet in mid-September 2008, and the OSG 400, which returned to the lightering trade in the fourth quarter. Fourth quarter results were impacted by a lengthy drydock in the third quarter and unexpected repairs early in the fourth quarter on the OSG 400, partially offset by a reduction in revenue caused by the layup of the Overseas Integrity and a reduction in spot rates earned by the Overseas Luxmar and Overseas Maremar. Vessel expenses increased by $2.9 million, or 11%, from $24.9 million in the third quarter, due to the Overseas Texas City and the OSG 400, as well as a supplemental call by the Company’s P&I insurance club covering all vessels. Charter hire expense increased by $3.7 million, or 32%, from $11.4 million in the third quarter, due to the Overseas Texas City and the time charter in of a tug and barge unit required for lightering while the OSG 400 underwent repairs. The Overseas Texas City is the fifth in a series of 10 U.S. Flag product carriers being delivered through 2011 by Aker under bareboat charter agreements of five to ten years, with unlimited extension options.

For the fiscal year ended December 31, 2008, OSG America reported TCE revenues of $245.7 million and a net loss of $54.5 million, due to noncash goodwill and vessel impairment charges totaling $84.0 million. Comparative financial information for 2007 is not included as OSG America commenced operations as an independent company following its initial public offering on November 15, 2007.

President and CEO Myles Itkin stated, “Excluding impairment charges, both fourth quarter and full year results were strong, reflecting the stable earnings of our fleet, which is predominantly contracted on term charters. Heading into 2009, locked-in revenue days for the first quarter and full year are expected to be 91% and 87%, respectively, providing cash available for distribution at levels substantially similar to 2008. OSG’s sponsorship during the year and its support enhanced the Company’s cash flow stability in 2008 with continued effect through 2009. The current economic environment is creating significant short- and medium-term headwinds in the Jones Act market, resulting in a goodwill impairment charge in the quarter. However, we are confident that our stable approach to managing the business positions us well.”

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1  Time charter equivalent (TCE) revenues, distributable cash flow and EBITDA are non-GAAP financial measures. See Appendix for a description or reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures.

Quarterly and Recent Events

ATB Newbuild Program Reduced to Two Units from Six – During the fourth quarter of 2008 and in early 2009, repeated delivery delays caused concerns that Bender Shipbuilding & Repair Co., Inc. (Bender) would not be able to complete six ATBs and two tug boats within contract terms, due to Bender’s lack of performance under such agreements, its lack of liquidity and its poor financial condition. The two tug boats are included in OSG America’s fleet, and the Company has the option to purchase one or more of six ATBs from its sponsor, Overseas Shipholding Group, Inc. (OSG or the sponsor). In early 2009, OSG, which owns a 77.1% interest in OSG America, began negotiations with Bender to end construction agreements covering the eight vessels. The Company and its sponsor intend to complete two of the six ATBs and two tug boats at alternative shipyards.

OSG continues to pursue negotiations with Bender regarding termination of its contracts. There is no assurance that OSG and Bender will reach an agreement on the termination of their existing contracts and the transfer of the vessels to OSG and OSG America in their current state of completion or that Bender’s liquidity and financial condition will not significantly worsen. Should these matters not be resolved to the satisfaction of OSG and OSG America, OSG America may have to take an impairment charge. The book value of the two tug boats was $25 million at December 31, 2008.

Goodwill Impairment – In the fourth quarter 2008, the economic downturn resulted in a number of market-related events that are increasingly expected to impact negatively the Jones Act trade in the near and medium-term. Lower demand for refined petroleum products in North America has resulted in major refining companies reducing capital expenditures and deferring or eliminating projects that would have increased refining capacity throughout the Gulf of Mexico, thereby decreasing future volumes of clean products available to move on Jones Act tankers. As a result, the Company reduced its estimates of future cash flows to measure fair value and, accordingly, recorded an impairment charge of $62.9 million in the fourth quarter ended December 31, 2008.

Vessel Impairment – As previously reported, during the third quarter 2008, management determined that it was not economically feasible to have the Overseas Integrity undergo her scheduled drydocking to continue operations. As of September 30, 2008 the vessel was placed in layup, pending sale, and the Company recorded a charge of $19.3 million to write-down the carrying amount of the vessel to the estimated fair value of $3 million. The expected sale of the vessel in the first quarter of 2009 for $1.35 million resulted in an additional $1.8 million impairment charge in the fourth quarter. The vessel was classified as held for sale as of December 31, 2008.

Settlement with American Shipping Company ( OSG and American Shipping Company ASA (formerly known as Aker American Shipping ASA) (Oslo: AMSC) have agreed to stop temporarily the arbitration previously disclosed in the Company’s filings with the Securities and Exchange Commission and have signed a Nonbinding Agreement in principle to settle all of their outstanding commercial disagreements, including the arbitration.  The Nonbinding Agreement provides for the dismissal with prejudice of all the claims in the arbitration and contains a number of provisions materially altering the prior agreements between the parties.  There is no assurance that AMSC and OSG will enter into the definitive agreements on these terms or on any terms.

Six of the Aker vessels are included in OSG America’s operating fleet and another two are part of its newbuild fleet. The Company has options to acquire the right to bareboat charter up to two additional product carriers and two shuttle tankers from Aker.

Vessel Delivery – On February 19, 2009, the Overseas Boston, a newly built 46,815 dwt U.S. Flag Jones Act product carrier, delivered. The vessel is on a three-year time charter with Tesoro.

Declaration of Cash Distribution

On January 23, 2009, the Board of Directors of OSG America LLC, the general partner of OSG America L.P., declared a quarterly distribution to all unitholders in the amount of $0.375 per unit for the three months ended December 31, 2008. The distribution of approximately $11.5 million was paid on February 12, 2009 to unitholders of record on February 3, 2009. The Partnership generated $14.4 million of distributable cash flow for the fourth quarter of 2008, resulting in a distribution coverage ratio of 125.1%. For the entire year of 2008, the Partnership generated $54.8 million of cash available for distribution, resulting in a distribution coverage ratio of 119.4%

Key Financial Metrics and Sponsor Information

At December 31, 2008, the Company had $155 million available under its $200 million senior secured revolving credit facility, $5.3 million of working capital and a debt to total capital ratio of 16.7%.

Since OSG America’s initial public offering in November 2007, OSG has been and continues to be a strong sponsor. OSG is a market leader providing global energy transportation services with an International Flag and U.S. Flag operating and newbuild fleet of more than 150 vessels that trade worldwide. OSG reported net income for the fiscal year ended December 31, 2008 of $317.7 million and has liquidity, including undrawn bank facilities, of $1.5 billion.

Fleet Information and Key Metrics

As of December 31, 2008, OSG America’s fleet totaled 30 vessels, aggregating 1.3 million deadweight tons, including three newbuilds and six dropdown vessels. See OSG America’s website for a detailed fleet list, which includes charter-in and charter-out dates and newbuild delivery dates.

Vessel Type	No. of Vessels Owned	No. of Vessels Chartered-In	Total as of Dec. 31, 2008	Total Dwt
Jones Act ATBs	8	1	9	280,126
Jones Act Product Carriers	5	5	10	461,127
Non-Jones Act Product Carriers	2	-	2	93,224
Total Operating Fleet	15	6	21	834,477
Jones Act ATBs	2	-	2	91,112
Jones Act Product Carriers/Shuttle Tankers	-	7	7	327,705
Total Dropdown and Newbuild Fleet	2	7	9	418,817
TOTAL OPERATING, DROPDOWN AND NEWBUILD FLEET	17	13	30	1,253,294

Utilization2 during the fourth quarter of 2008 for the Jones Act ATBs, Jones Act Product Carriers, and non-Jones Act Product Carriers was 96.3%, 89.6% and 100.0%, respectively. Fourth quarter utilization reflected the delivery of the Overseas Texas City, a Jones Act product carrier, as well as the layup of the Overseas Integrity for the entire fourth quarter pending its sale.

The following tables provide information with respect to average daily TCE rates earned, revenue days, average daily vessel expenses and operating days for the three months and year ended December 31, 2008.

	Three Months Ended Dec. 31, 2008		Year Ended Dec. 31, 2008
	Revenue Days	Average Daily TCE Rates	Revenue Days	Average Daily TCE Rates
Jones Act ATBs	889	$31,057	3,061	$31,518
Jones Act Product Carriers	907	$38,431	3,403	$35,619
Non-Jones Act Product Carriers	184	$39,087	668	$41,891
	1,980		7,132

In the fourth quarter, TCE rates for Jones Act ATBs and Jones Act product carriers were approximately $800 per day and $3,200 per day above third quarter 2008 levels, respectively. Higher Jones Act product carrier rates reflected the delivery of the Overseas Texas City, while ATB rates benefited from additional cross-Gulf product movements into Florida and from the return to service of the OSG 400.

	Three Months Ended Dec. 31, 2008		Year Ended Dec. 31, 2008
	Operating Days	Average Daily Vessel Expenses	Operating Days	Average Daily Vessel Expenses
Jones Act ATBs	775	$10,034	2,967	$8,605
Jones Act Product Carriers	1,012	$17,184	3,663	$17,238
Non-Jones Act Product Carriers	184	$13,814	732	$13,473
	1,971		7,362

Average daily vessel expenses for Jones Act ATBs in the fourth quarter of 2008 were above third quarter levels by approximately $1,700 per day. Higher insurance expenses attributable to supplemental P&I calls recorded in the fourth quarter contributed $1,200 per day to the increase.

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2  Utilization is defined as revenue days (the number of calendar days during the period less days off-hire for drydock, repair and layup multiplied by the number of vessels) divided by the sum of operating days (the total number of calendar days multiplied by the number of vessels, excluding time chartered-in vessels) and time chartered-in days. There were 147 and 399 time charter-in days during the fourth quarter and fiscal 2008, respectively, pertaining to the OSG 300, OSG 400 and a chartered-in tug and barge.

Off Hire and Scheduled Drydocks

All U.S. Flag vessels are subject to periodic drydock, special survey and other scheduled maintenance. The table below sets forth actual days off hire for the fourth quarter of 2008 and anticipated days off hire by class for the Partnership’s owned and bareboat chartered-in vessels for 2009, by quarter. Actual off hire days in the fourth quarter of 2008 increased by 49 days over the off hire days in the third quarter due to the layup of the Integrity, partially offset by a reduction in drydock days. Three vessels are forecast to drydock in 2009, compared with eight vessels that drydocked in 2008.

	Actual Days Off Hire	Projected Days Off Hire
	Q408	Q109	Q209	Q309	Q409
Jones Act ATBs	33	9	9	77	57
Jones Act Product Carriers	105	19	15	16	11
Non-Jones Act Product Carriers	0	1	1	1	1
Total	138	29	25	94	69

Financial Forecast

For 2009, OSG America forecasts annual distribution of $45.9 million, or $1.50 per unit.

STATEMENT OF OPERATIONS

($ in thousands, except per unit amounts)	Three Months Ended Dec. 31, 2008	Fiscal Year Ended Dec. 31, 2008
Shipping Revenues:
Time charter revenues	$45,933	$158,224
Voyage charter revenues	30,918	128,099
	76,851	286,323
Operating Expenses:
Voyage expenses	7,192	40,639
Vessel expenses	27,709	98,534
Charter hire expenses	15,053	45,283
Depreciation and amortization	12,438	52,040
General and administrative	4,863	20,725
Goodwill Impairment	62,874	62,874
Loss on impairment of vessel	1,783	21,102
Total operating expenses	131,912	341,197
(Loss) / income from vessel operations	(55,061)	(54,874)
Equity income of affiliated companies	2,594	5,344
Operating (loss) / income	(52,467)	(49,530)
Other income	127	335
	(52,340)	(49,195)
Interest expense	1,158	5,311
Net loss	($53,498)	($54,506)

General partner’s interest in net loss	($1,070)	($1,090)
Limited partners’ interest in net loss	($52,428)	($53,416)

Weighted-average units outstanding – basic and diluted	30,003,962	30,002,680

BALANCE SHEETS

($ in thousands)	As of Dec. 31, 2008	As of Dec. 31, 2007

Assets
Current Assets:
Cash and cash equivalents	$10,529	$3,380
Voyage receivables	18,900	26,263
Other receivables	4,129	7,146
Inventory	1,855	2,997
Prepaid expenses and other current assets	4,770	3,961
Total current assets	40,183	43,747
Vessels, less accumulated depreciation	404,462	405,447
Vessels under capital leases, less accumulated amortization	—	21,246
Vessel held for sale	1,310	—
Deferred drydock expenditures, net	26,536	16,177
Investment in Alaska Tanker Company, LLC	5,382	5,782
Intangible assets, less accumulated amortization	82,417	87,017
Goodwill	—	62,874
Other assets	14,271	8,822
Total assets	$574,561	$651,112

Liabilities and Partners’ Capital
Current Liabilities:
Accounts payable and accrued expenses	$19,282	$19,522
Advances from affiliated companies	12,586	—
Current portion of debt	3,007	2,834
Current obligations under capital leases	—	6,375
Total current liabilities	34,875	28,731

Long-term debt	88,746	46,753
Obligations under capital leases	—	23,846
Advances from affiliated companies	—	9,657
Other non-current liabilities	7,994	1,428
	131,615	110,415
Partners’ Capital	442,946	540,697
Total liabilities and partners’ capital	$574,561	$651,112

CASH FLOW STATEMENT

($ in thousands)	Fiscal Year Ended Dec. 31, 2008
Cash Flows from Operating Activities:
Net loss	($54,506)
Items included in net loss not affecting cash flows:
Depreciation and amortization	52,040
Undistributed earnings of affiliated companies	400
Goodwill Impairment	62,874
Loss on impairment of vessel	21,102
Other – net	1,841
Payments for drydocking	(23,197)
Changes in operating assets and liabilities:
Decrease in receivables	10,380
Decrease in other assets	333
Increase in accounts payable, accrued expenses and other liabilities	3,489
Net cash provided by operating activities	74,756

Cash Flows from Investing Activities:
Expenditures for vessels	(42,440)
Net cash used in investing activities	(42,440)

Cash Flows from Financing Activities:
Net proceeds from borrowings under revolving credit facility	45,000
Payments on debt and obligations under capital leases	(33,055)
Cash distributions paid	(40,182)
Payments for initial public offering transaction costs	(241)
Changes in advances from affiliates	3,454
Other	(143)
Net cash used in financing activities	(25,167)
Increase in cash and cash equivalents	7,149
Cash and cash equivalents at beginning of period	3,380
Cash and cash equivalents at end of period	$10,529

Use of Non-GAAP Financial Information

Distributable Cash Flow

Distributable cash flow represents net income adjusted for depreciation and amortization expense, undistributed income from affiliated companies, noncash charter hire expense and estimated capital expenditure reserves. Distributable cash flow is a quantitative standard used in the publicly traded partnership investment community to assist in evaluating a partnership’s ability to make quarterly cash distributions. Distributable cash flow is not required by accounting principles generally accepted in the United States and should not be considered as an alternative to net income or any other indicator of the Partnership’s performance required by accounting principles generally accepted in the United States.

The table below reconciles distributable cash flow to net income as reported in the statements of operations:

($ in thousands)	Three Months Ended Dec. 31, 2008	Fiscal Year Ended Dec. 31, 2008
Net loss	($53,498)	($54,506)
Add:
Depreciation and amortization	12,438	52,040
Interest expense	1,158	5,311
Distributions from affiliated companies	-	5,744
Less:
Equity in income from affiliated companies	(2,594)	(5,344)
Goodwill impairment	62,874	62,874
Loss on impairment of vessel	1,783	21,102
Charter hire expense	1,669	5,228
Cash interest expense	(1,072)	(4,971)
Drydocking capital expenditure reserve	(4,400)	(17,006)
Replacement capital expenditure reserve	(4,000)	(15,632)
Cash available for distribution	$14,358	$54,840

TCE Reconciliation

Consistent with general practice in the shipping industry, the Partnership uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenues generated from voyage charters to revenues generated from time charters. TCE revenues, a non-U.S. GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable U.S. GAAP measure, because it assists management in making decisions regarding the deployment and use of our vessels and in evaluating their financial performance.

The following table reconciles TCE revenues to shipping revenues, as reported in the statements of operations:

($ in thousands)	Three Months Ended Dec. 31 2008	Fiscal Year Ended Dec. 31, 2008
TCE revenues	$69,659	$245,684
Voyage expenses	7,192	40,639
Shipping revenues	$76,851	$286,323

EBITDA

EBITDA represents operating earnings, which is before interest expense, plus other income and depreciation and amortization expense. EBITDA is presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA should not be considered a substitute for net income or cash flow from operating activities prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. While EBITDA is frequently used as a measure of operating results and performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

The following table reconciles EBITDA to net income, as reported in the statements of operations:

($ in thousands)	Three Months Ended Dec. 30, 2008	Fiscal Year Ended Dec. 31 2008
Net loss	($53,498)	($54,506)
Interest expense	1,158	5,311
Depreciation and amortization	12,438	52,040
EBITDA	($39,902)	$2,845

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FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements regarding the Partnership’s prospects, including the outlook for U.S. tanker and articulated tug barge markets, the outcome of negotiations with Aker and Bender, the payment of cash distributions, the building schedule for new vessels, estimated delivery dates for dropdown vessels, EBITDA for 2009 and cash interest expense and capital expenditure reserves for drydocking and replacements for 2009. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-look statements. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in such forward-looking statements are described in the Partnership’s Annual Report on Form 10-K for 2007 and those risks discussed in other reports the Partnership files with the Securities and Exchange Commission.

CONFERENCE CALL INFORMATION

OSG America has scheduled a conference call for March 2, 2009 at 1:00 p.m.ET. Dial-in information for the call is (800) 762-8779 (domestic) and (480) 248-5081 (international). The conference call and supporting presentation can also be accessed by webcast, which will be available at www.osgamerica.com in the Investor Relations & News Webcasts and Presentations section. The webcast will be available for 90 days. A replay of the call will be available by telephone through midnight March 9, 2009; the dial-in number for the replay is (800) 406-7325 (domestic) and (303) 590-3030 (international). The passcode is 3961184.

ABOUT OSG AMERICA L.P.

OSG America L.P. (NYSE: OSP) is the largest operator of U.S. Flag product carriers and ocean-going barges transporting refined petroleum products, based on barrel-carrying capacity. OSP has an operating fleet of 21 Handysize product carriers and tug barges that trade primarily in the Jones Act market. OSG America L.P.’s limited partner units are listed on the New York Stock Exchange and trade under the symbol “OSP.” More information is available at www.osgamerica.com.

CONTACT INFORMATION

For more information contact Jennifer L. Schlueter, Vice President Investor Relations and Corporate Communications, OSG Ship Management, Inc. at +1 212.578.1634 or jschlueter@osg.com.